Exelon Corporation
Quarter Review

Exelon.

Q3 2018

GAAP Earnings
$0.76 per share

Adjusted earnings of $0.88 per share*

We have met or beaten[1] the midpoint of our earnings guidance range for **13 of the past 15 quarters**

Zero Emissions Credit (ZEC)

Legality of Illinois' and New York's zero emissions credit (ZEC) programs upheld, supporting the clean, resilient, affordable electricity nuclear power provides

CORPORATE STEWARDSHIP

Climate Leadership Council (CLC)

Joined CLC in support of carbon dividends policy that combats climate change while unleashing innovation



HeForShe

Concluded successful STEM Innovation Leadership Academy for teen girls aimed at advancing gender equality and developing future leaders

Equality Act Pledge

Exelon joined the Human Rights Campaign's Business Coalition in pledging to support passage of the Equality Act, encouraging workplace fairness for LGBTQ people

OPERATING METRICS

Exelon Utilities

- ComEd's smart meter installation completed 3 years ahead of original schedule and more than $20 million under budget
- Top decile performance for ComEd and PHI in CAIDI (outage duration)
- Gas Odor response remains strong, performing in top decile across the utilities
- Customer performance metrics continue to be solid across all utilities, with BGE and ComEd performing in top decile for Customer Satisfaction and PHI performing in top decile for Service Level

Exelon Generation.

93.6%
Q3 2018 Nuclear Capacity Factor[2]

95.7%
Q3 2018 Renewables energy capture

95.8%
Q3 2018 Power dispatch match

39.7 TWhs
Owned and operated Q3 production

* For reconciliation of GAAP Net Income to Adjusted (non-GAAP) Operating Earnings, refer to the tables in our press release

(1) Non-GAAP Earnings are used for setting guidance and comparing to actual results

(2) Excludes Salem and EDF's equity ownership share of the CENG Joint Venture